Exhibit 10.11

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DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (hereinafter the "Agreement") is made and entered into as of the 10th day of December 2021 (hereinafter the “Effective Date”), by and between U.S. SUPPLIES, INC., a Florida corporation, having its principal place of business at 1305 Hill Avenue, West Palm Beach, Florida 33407 (hereinafter the "USS") and BASANITE INDUSTRIES LLC, a Delaware limited liability company, having its principal place of business at 2041 NW 15th Avenue, Pompano Beach, FL 33069 (hereinafter the "BASANITE"). Both USS and BASANITE shall be referred to together as “Parties” and individually as “Party”.

RECITALS

WHEREAS, BASANITE is in the business of providing Manufacturing Services and selling concrete-reinforcing products for the construction industry, made from basalt fiber and basalt fiber reinforced polymers (hereinafter “BFRP”), and which are based on proprietary BASANITE technology, including BasaFlexTM reinforcing bar (hereinafter “rebar”);

WHEREAS, USS is in the business of distributing construction materials and USS has knowledge and expertise in locating prospective buyers of materials for construction projects (“Projects”);

WHEREAS, BASANITE desires to appoint USS as its exclusive distributor of BASANITE Products in the Territory, and further as a non-exclusive distributor of BASANITE Products to Permitted Customers worldwide;

WHEREAS, USS desires such appointment, subject to the terms and conditions set forth in this Agreement, including any exhibits or schedules attached hereto;

WHEREAS, USS wishes to enlist BASANITE as USS’ exclusive supplier for production of Products in accordance with the Build Schedules that are accepted by BASANITE in accordance with the terms of this Agreement;

WHEREAS, BASANITE desires such appointment, subject to the terms and conditions set forth in this Agreement, including any exhibits or schedules attached hereto;

WHEREAS, USS and BASANITE wish to formalize in a written agreement the terms and conditions under which USS shall provide such services and BASANITE such Products; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

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Agreement of the Parties

1	Incorporation of Recitals.

The foregoing recitals are incorporated herein by reference and made a part hereof as though set forth at length throughout this Agreement.

2	Definitions.

In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the meaning as defined below. Any capitalized terms that are used with the lower case shall have the same meaning as the capitalized terms. All representations made within the definitions shall be construed as enforceable terms and conditions under this Agreement.

2.1	"Affiliate" means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person or an officer, director or 10% or more shareholder of the specified Person. For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 10% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 50% or more of any class of equity interest). BASANITE INC., a Nevada corporation, shall be deemed as an Affiliate of BASANITE for purposes of this Agreement.

2.2	“BASANITE Existing Intellectual Property" means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, patents, trademarks, know-how or other intellectual property rights owned or developed by BASANITE outside of this Agreement or owned or controlled by BASANITE prior to or after the execution of this Agreement that are used by BASANITE in creating, or are embodied within, any BASANITE Product, and all improvements, modifications or enhancements to the foregoing made by USS or BASANITE or on behalf of BASANITE. BASANITE’s proprietary technology, including but not limited to BasaFlex, BasaWrapTM, BasaMixTM, and BasaMeshTM, shall be deemed to be covered in the BASANITE Existing Intellectual Property.

2.3	“BASANITE Manufacturing Process" means BASANITE’s methods and processes employed to manufacture, test, configure and/or assemble Product manufactured for USS pursuant to the terms of this Agreement and all improvements, modifications or enhancements to the foregoing made by of BASANITE.

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2.4	“Business Day(s)” means Monday through Friday excluding any national, legal or bank holiday in the United States of America or as established by the federal government of the United States of America. If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national, legal or bank holiday, such period shall be extended to and through the next succeeding Business Day.

2.5	“Build Schedule" or “Purchase Order” or “Order” means an Order for Products, together with an associated manufacturing schedule, provided to BASANITE by USS in writing, which specifies the Product(s) to be manufactured, including the quantity of each Product, its description, shipping instructions, name of carrier, address and phone number of carrier, address where carrier will ship or transport the Products to, requested delivery date, SOW, total amount of the order pursuant to Schedules 1-A and 1-B or any amendment to Schedules 1-A and 1-B. Each Build Schedule has to be accepted by BASANITE in writing (via an order confirmation) for it to be enforceable under this Agreement.

2.6	“Calendar Day(s)” means day shown on the calendar beginning at 12:00 midnight, including Saturdays, Sundays and holidays (anywhere in the world). The term “day” shall mean calendar day whether or not expressly identified.

2.7	“Components" means those components, parts or materials that are purchased through component suppliers designated, specified and/or approved by USS, to be incorporated into the Product.

2.8	“Commercially Reasonable Efforts" means * * *

2.9	“Custom Products” means any Products that are not identified in Schedule 1-A. Except as otherwise provided in Section 4.13, the terms of this Agreement that refer to Products shall also mean Custom Products for purposes of construction of terms that apply to the sale and purchase of Custom Products.

2.10	“Design Specification” means the written requirement that describes design characteristics and manufacturing methodology.

2.11	“EDI" shall mean electronic data interchange.

2.12	“Effective Date" shall mean the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties. The Parties have agreed that the Effective Date of this Agreement as provided above, or if no date is entered here, the last date of signature.

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2.13	“EXW" means Ex Works as per International Commercial Terms, abbreviated as INCOTERMS 2021. For international shipments as specified by USS, USS shall be responsible for the entire transport process and costs, meaning it shall be solely USS’ responsibility to arrange transportation from BASANITE’s Manufacturing Plant to final destination outside the United States of America. In such case, all the risk shall pass to USS when the Products are handed over to the first carrier at BASANITE’s Manufacturing Plant. INCOTERMS 2021 shall apply to all international shipments outside the United States of America. Except as provided herein, INCOTERMS 2021 shall govern responsibilities and obligations for transport of the Products.

2.14	“Fee and Price Schedule" shall mean the prices and fees set forth in Schedule l-A, as amended.

2.15	“F.O.B. USS Facilities,” or “FCA” shall mean BASANITE shall at its own expense and risk, transport Products from BASANITE’s Manufacturing Plant to USS’ Facilities for all Products to be delivered within the United States. Specifically, all the shipping and handling risk and ownership shall pass to USS when the Products are delivered to USS Facilities. Except as otherwise provided herein, INCOTERMS 2021 shall govern responsibilities and obligations for transport of the Products.

2.16	“F.O.B. Manufacturing Plant” means USS shall at its own expense and risk transport Products from BASANITE’s Manufacturing Plant to USS Facilities for Products to be delivered outside the United States. Specifically, all shipping and handling risk and ownership shall pass to USS when the Products are delivered to carrier at the Manufacturing Plant. Except as provided herein, INCOTERMS 2021 shall govern responsibilities and obligations for transport of the Products.

2.17	“Including" shall be defined to have the meaning "including, without limitation."

2.18	“In writing" shall mean written documents, EDI with phone confirmation, verified faxes and successfully transmitted e-mails.

2.19	"Lead-time" means the mutually agreed upon minimum amount of time in advance of shipment that BASANITE must accept a Build Schedule in order to deliver Product by the requested delivery date.

2.20	"Materials Declaration Requirements" means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, Product composition, eco-design, energy use, energy efficiency and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing.

2.21	“Manufacturing Plant” shall mean a commercial premise operated by BASANITE or its Affiliates where Products are being manufactured.

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2.22	"Manufacturing Services" means manufacturing, configuring, assembling, packaging and/or loading of the Product, including any additional services, all in accordance with the Product Specifications.

2.23	"Packaging and Shipping Specifications” means the packaging and shipping specifications established by Basanite as set forth in the Build Schedule and approved by USS.

2.24	“Person” means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

2.25	“Product(s)” means all product(s) identified in Build schedule manufactured and assembled by BASANITE.

2.26	"Proprietary Information and Technology" means software, firmware, hardware, technology and know-how and other proprietary information or intellectual property embodied therein that is known, owned or licensed by and proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data. The failure to label any of the foregoing as "confidential" or "proprietary" shall not mean it is not Proprietary Information and Technology.

2.27	“Performance Specifications” means written requirement that describes the functional performance criteria required for the Products.

2.28	“Related Person(s)” means all employees, officers, directors, shareholders, independent contractors, or Affiliates on behalf of a Party that provide or perform any service on behalf of a Party as to the obligations of a Party under this Agreement.

2.29	"Specifications" or “Product Specifications” means the technical specifications for manufacturing the Product(s) as established by BASANITE. Specifications may be amended from time to time by amendments in the form of written engineering change orders agreed to by the Parties. Specifications may include Performance Specifications and/or Design Specifications, as applicable.

2.30	"SOW" means the statement of work for each Product set forth in all Build Schedules.

2.31	"Subsidiary(ies)" means any corporation, partnership, joint venture, limited liability entity, trust, association or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers, partners, trustees or similar Parties.

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2.32	"Test Procedures" means the testing specifications, standards, procedures and parameters established by BASANITE to confirm that the manufactured Products meet the Performance Specifications.

2.33	“Termination Effective Date” shall mean the first date on which the Supplier Agreement is terminated in accordance with Section 10 of the Agreement.

2.34	“USS Customers” shall include Permitted Customers and Persons who purchase Products in the Territory from USS who may not be Permitted Customers.

2.35	“USS Customer Location” means location designated by USS of any Person who is USS Customer that is agreed upon by BASANITE in the Purchase Order.

2.36	“USS Location” shall mean USS location in the State of Florida in Palm Beach County, Florida, as designated by USS in the Purchase Order.

2.37	“USS Facilities” shall include USS Location and/or USS Customer Location, as applicable, and as identified in the Purchase Order.

3	Appointment, Acceptance & Scope

3.1	Exclusive Appointment of Distributor, including Exclusive Rights to Sell Products in Territory, and Non-Exclusive Rights to sell Products to Permitted Customers Elsewhere. Subject to the terms and conditions of this Agreement, BASANITE hereby appoints and grants USS, and USS hereby accepts appointment as follows:

(a)	To be the exclusive distributor for Persons located in the Territory, with exclusive rights to sell and distribute the Products to Persons within the Territory;

(b)	To be the non-exclusive distributor for Permitted Customers worldwide (i.e. outside of the Territory), with non-exclusive rights to sell or distribute Products; and

(c)	To render other services as a distributor for BASANITE as set forth herein.

3.2	Appointment of Supplier for Manufacturing Services. Subject to the terms and conditions of this Agreement, USS hereby appoints BASANITE, and BASANITE hereby accepts appointment, as USS’ sole and exclusive supplier for Manufacturing Services of all existing Products manufactured by Basanite and as may be requested by USS through Build Schedules. During the Term (as defined in Section 10.1, as such term maybe renewed pursuant to the terms hereof), and provided that BASANITE is not in material breach of this Agreement, USS shall not, directly or indirectly, act or agree to act as a distributor for any third party that manufactures BRFP-based construction materials of the type made or proposed to be made by BASANITE as of the Effective Date.

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3.3	Territory. “Territory” shall mean the seven countries in Central America limited to Republic of El Salvador, Republic of Guatemala, Republic of Honduras, Republic of Colombia, Republic of Ecuador, Republic of Peru, and the United Mexican States. Except as provided herein, BASANITE shall have no restriction of any kind from directly conducting any business with any Persons outside of the Territory. Notwithstanding any other provision of this Agreement, any sale of Products by any Person other than USS or to any Person with whom BASANITE has a written agreement that was entered into prior to the Effective Date shall be deemed to be in compliance with the terms of this Agreement if the Products are sold in the Territory or anywhere outside the Territory.

3.4	Right of First Refusal on Additional Prospective Territories.

(a)	Prior to entering into a contract with any other Person for exclusive rights to distribute BASANITE Products in geographic areas beyond the Territory (“Additional Prospective Territories”), BASANITE shall first offer USS the right of first refusal to become the exclusive distributor of Products in the Additional Prospective Territories, subject to USS agreeing to match any terms which have been negotiated with any other Person.

(b)	BASANITE may satisfy this obligation by sending an email to USS and shall give USS ten (10) Business Days to respond and either accept or reject such terms as proposed by BASANITE. A rejection of such terms and/or no response within the ten (10) Business Days shall be deemed as USS rejecting the Additional Prospective Territories. BASANITE may then enter into a contract with any other Person(s) to become the exclusive or the non-exclusive distributor of the Products in the Additional Prospective Territories.

3.5	Selected Segments (Applicable Outside of the Territory). Selected Segment(s)” shall mean Person(s) engaged in commercial business as precasters, cast-in-place contractors, federal, state, county, and city governments or agencies in the United States and Canada. A Person shall not be deemed within a Selected Segment if both BASANITE and USS cannot agree whether a Person is within a Selected Segment.

3.6	Permitted Customers. “Permitted Customer(s)” shall be Selected Customer(s) and/or Referred Customers. A Person shall not be deemed a Permitted Customer if both BASANITE and USS cannot agree whether a Person is a Permitted Customer.

3.7	Selected Customers. “Selected Customer(s)” shall mean Person(s) within Selected Segment(s) located outside the Territory anywhere in the world with whom BASANITE or its Affiliates do not have any ongoing negotiations, or with whom BASANITE or its Affiliates do not have any written contract. A Selected Customer must be introduced directly to BASANITE by USS. USS shall be authorized to transact and sell the Products to a Selected Customer under the terms of this Agreement.

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3.8	Referred Customers. “Referred Customer(s)” shall be Person(s) directly introduced to BASANITE by Selected Customer(s) who are within Selected Segment(s) located anywhere in the world with whom BASANITE or its Affiliates do not have any ongoing negotiations or with whom BASANITE or its Affiliates do not have any written contract. USS shall be authorized to transact and sell the Products to a Referred Customer under the terms of this Agreement.

3.9	Prior to solicitation to sell any Products to any Person outside of the Territory, USS shall first seek written permission through email from BASANITE. USS shall inform BASANITE in such email the identity of each Person, including the legal corporate or company name; any fictitious names; any word trademarks used by such Person; names of all its Affiliates; and the full legal name of the individual representative with whom USS wishes to engage to sell the Products (“Written Notification”). BASANITE reserves the right to seek additional details on any Person to be solicited outside of the Territory prior to consenting to such solicitation. BASANITE will discuss any customer related questions with USS and then make the determination if the Person shall be granted Permitted Customer status. All Permitted Customers who directly approach or contact BASANITE shall be directed to USS. Any Person who is outside the Territory and is not a Permitted Customer shall be deemed a customer of BASANITE for any and all purposes, and USS shall not solicit such Person or sell any Products to such Person unless authorized in advance by BASANITE in writing.

3.10	Products. Product(s) will be identified in Build Schedules and shall be manufactured and assembled by BASANITE and sold to USS for distribution as provided hereunder. The list of BASANITE Products includes, but is not limited to BasaFlexTM, BasaLinksTM, BasaWrapTM, BasaMixTM, and BasaMeshTM, plus all Components.

3.11	Sub-agents. USS may appoint sub-agents, sub-representatives or other Persons to act on USS’ behalf or to otherwise perform any of USS’ obligations under this Agreement within the Territory or to sell Products to Preferred Customers; provided that (i) any compensation to such sub-agent, sub-representative or other Person to act on USS’ behalf or to otherwise perform any of USS’ obligations shall be solely USS’ responsibility, and (ii) such appointment does not deprive BASANITE of the essential rights to which it is entitled under this Agreement. Any contract with such sub-agent, sub-representative, or other Person shall not extend beyond the Term of this Agreement and shall be in compliance with this Agreement. USS shall fully disclose to BASANITE the terms of its relationship with any sub-agent, sub-representative or other Person who is engaged to act on USS’ behalf or engaged to otherwise perform any of USS’ obligations under this Agreement and USS shall be solely responsible for the actions and any liability or damages arising out the actions of such sub-agent, sub-representative or other Person.

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3.12	Relationship of Parties. The Parties shall each be deemed as independent contractors and are not and shall not be deemed to be an employee, legal representative, dealer, general agent, joint venture, or partner of the other Party for any purpose, and neither Party hereto shall be liable for any obligations incurred by the other Party except as expressly provided herein. Each of them shall retain sole and absolute discretion in the manner and means of independently carrying out their own services as described herein. Unless otherwise required by applicable law, Parties shall not withhold (from any other Party’s compensation) any amounts for social security or federal or state income taxes.

3.13	USS acknowledges that BASANITE has not granted it any authority to make changes to BASANITE’s terms and conditions of sale, grant any warranties in excess of those extended by BASANITE or limit its liabilities or remedies less than BASANITE limits its liabilities and remedies, sign quotations, incur obligations (expressed or implied), or in general enter into contracts on behalf of BASANITE or bind BASANITE in any transaction with any other Persons in connection with the Products.

4	Orders, Price, Terms of Sale & Payment

4.1	Communications Pursuant to this Agreement and Orders. All Build Schedules from USS shall be placed in writing and each shall be accepted or rejected by BASANITE. BASANITE will reply to each proposed Build Schedule that is submitted in accordance with the terms of this Agreement by notifying USS of its acceptance or rejection within three (3) Business Days of receipt. In the event of BASANITE’s rejection of a Build Schedule, BASANITE’s notice of rejection will specify the basis for such rejection with option(s) for resolution. Should BASANITE fail to timely accept or reject an Order from USS in accordance with this Section, such Order shall be deemed accepted and shall become binding on BASANITE.

4.2	Pricing. BASANITE agrees to sell, and USS agrees to purchase, the Products in accordance with the Fee and Price Schedule then in existence, and the current Fee and Price Schedule is set forth in Schedule 1-A, which may be amended from time to time by BASANITE with mutual consent from USS in accordance with the terms of this Agreement. The prices of the Products and payment terms for Products ordered shall be expressly agreed to in each Build Schedule. Notwithstanding any terms of this Section 4, Parties may mutually agree on any other pricing terms for the Products in writing through a Purchase Order agreed to by BASANITE.

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4.3	Distributor Margin. BASANITE shall establish the wholesale price and the selling retail price for the Products. BASANITE agrees to establish the retail selling price for each Product(s) at * * * above the wholesale price (the price at which the Products are sold to USS by BASANITE), allowing USS to maintain a gross margin of * * * (gross margin shall be the difference in USS’ selling price and the wholesale price paid to BASANITE by USS for purchase of each Product, excluding any costs, expenses, or deductions of any kind whatsoever).

4.4	Pricing Adjustment. Pricing for each Product shall be adjusted quarterly by BASANITE and published in a Fee and Price Schedule, released at the beginning of each calendar quarter and all newly published Fee and Price Schedule shall amend the Schedule 1-A attached with this Agreement from time to time. Such adjustments will be based on the U.S. Producer Price Index published by the US Bureau of Labor Statistics, as provided under Schedule 1-B. Schedules 1-A and all its updates during the Term and 1-B are incorporated herein by reference. Except as provided herein, if Schedule 1-A is not published in any calendar quarter, then the Schedule 1-A of the prior calendar quarter shall control. BASANITE shall determine the start and end date of each calendar quarter in its sole discretion.

4.5	Payment and Creditworthiness. At all times during the Term of this Agreement, USS shall remain current with all its payment obligations for all Build Schedules and any performance of BASANITE shall be contingent on BASANITE’s receipt of all pending payments from USS. If USS elects to have any USS Customer pay for any Build Schedules, then it shall remain the sole responsibility of USS to ensure timely payment to BASANITE. Failure to receive timely payment(s) shall entitle BASANITE to not release or ship any Products ordered under any Build Schedule. If at any time BASANITE determines, in its reasonable judgment, that USS or USS Customer is not creditworthy, BASANITE may require USS to provide a bank guarantee. Except as provided in the Build Schedules, payment shall be made by USS to BASANITE in net thirty (30) Business Days from BASANITE’s invoice date.

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4.6	Taxes and Foreign Currency. USS shall be responsible for all federal, foreign, state, and local sales, use, excise and other taxes (except taxes based on BASANITE’s income), and all international delivery, shipping, and transportation charges, and all foreign agent or brokerage fees, document fees, custom charges and duties. It is the intent of both Parties to trade in United States Dollars and remain fixed in that currency, unless otherwise mutually agreed in Build Schedules.

4.7	Packaging. BASANITE will package the Product for shipment in accordance with Packaging and Shipping Specifications to be agreed to in each Build Schedule.

4.8	Shipment. Method of transport and place of delivery of the Products shall be specified by USS in the Build Schedules. Except as provided herein, shipping terms and expenses of the Products shall be F.O.B. USS Facilities for all domestic shipments and F.O.B. Manufacturing Plant for international shipments to be sent outside the United States of America. All Products delivered pursuant to the terms of this Agreement shall be suitably packed depending on the method of freight shipment and appropriately marked for shipment. Title to such Products and risk of loss shall pass from BASANITE to USS when delivered to USS Facilities for all domestic shipments and when delivered to carrier at Manufacturing Plant for all international shipments, as applicable. For international shipments, USS or USS Customer’s carrier shall transport the Product from BASANITE to USS or USS’ Customer’s final destination as provided in the Build Schedules and USS shall remain fully responsible for the Products after BASANITE delivers the Products to such USS or USS Customer’s carrier. In such case and for all international shipments, USS or USS Customer shall select the carrier, and USS shall be responsible for all shipping and collection arrangements, including coordination with BASANITE and all freight, insurance, and other shipping expenses, as well as any special packing expense specifically requested by USS, excluding bundle sizes of BasaFlexTM. USS or USS Customer shall also bear all applicable taxes, duties, and similar charges that may be assessed against the Products after delivery. Responsibility for loss of, or damage to the Product(s) for international shipments shall pass from BASANITE to USS after Products are taken in possession by the carrier. Responsibility for loss of, or damage to the Product(s) for domestic shipments shall pass from BASANITE to USS after Products are delivered to USS Facilities. All obligations of USS Customers shall remain the obligations of USS for purposes of this Agreement. BASANITE, upon a mutual written consent with USS, may agree to select a carrier and prepay for shipment and insurance for domestic and international shipments, which shall be promptly reimbursed to BASANITE by USS upon receipt of an invoice from BASANITE and within the time period as provided in such invoice from BASANITE. USS shall remain responsible for all domestic and international shipment costs and insurance, which shall be agreed upon in the Purchase Orders.

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4.9	Additional International Shipment Requirements. USS shall be responsible for obtaining any required import or export licenses necessary for BASANITE to ship Product, including certificates of origin, manufacturer's affidavits, and U.S. Federal Communications Commission's identifier, if applicable and any other licenses required under US or foreign law and USS shall be the importer of record. USS agrees that it shall not export, re-export, resell or transfer, or otherwise require BASANITE to ship or deliver any Product, assembly, component or any technical data which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. USS shall provide BASANITE with all licenses, certifications, approvals and authorizations in order to permit BASANITE to comply with all import and export laws, rules and regulations for the shipment and delivery of the Product. USS shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon.

4.10	Materials Declaration. USS represents and warrants that the Product is not subject to Materials Declaration Requirements. In the event a specific Build Schedule should become subject to Materials Declaration Requirements, USS is ultimately and solely responsible for compliance with applicable Materials Declaration Requirements. USS understands and agrees that USS is responsible for notifying BASANITE in writing of any specific Materials Declaration Requirements that USS determines to be applicable to the Product and shall be solely liable for any incremental cost and for the adequacy and sufficiency of such determination and information.

4.11	Source Inspection. USS shall have the right, upon reasonable advance notice in writing, during normal business hours and at its expense to inspect, review, and monitor the Manufacturing Services and the manufacturing of the Products by BASANITE, provided that such inspection shall not disrupt BASANITE’s normal business operations. USS shall cause each of its employees, agents and representatives who have access to BASANITE’s facilities, to maintain, preserve and protect all Proprietary Information and Technology of BASANITE and the confidential or proprietary information and technology of BASANITE’s other customers in writing and as approved by BASANITE.

4.12	Delivery Inspection. USS will promptly inspect the Products upon receipt at USS’ facility to determine whether any Products included in the shipment are in short supply, defective, or otherwise not in conformance with this Agreement. Within ninety (90) Calendar Days of receipt of such Products by USS or USS Customers, USS will notify BASANITE of any Defects or non-conformance, and BASANITE will promptly replace such Products free of charge if determined by BASANITE that there were Defects or non-conformance issues with the Products.

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4.13	Cancellation of Purchase Orders for Custom Products. Notwithstanding any other provision of this Agreement, USS shall have no right to cancel any Order for Custom Products (including Orders for Products manufactured in non-standard sizes) ordered in a Purchase Order anytime within fifteen (15) Calendar Days prior to the delivery date of any Custom Products and shall remain obligated to pay for such cancelled Custom Products to BASANITE. If USS cancels any order of Custom Products in a Purchase Order when there are sixteen (16) Calendar Days or more left prior to the delivery date of any Custom Products, then USS shall be responsible to pay 15% of the total amount agreed in the Purchase Order for the cancelled Custom Products to BASANITE within the time period provided for or agreed upon in the Purchase Order for payments to be made. Any partial cancellation of a Purchase Order where the entire Purchase Order was not cancelled shall be deemed as a cancellation of only the Products that were cancelled and the obligations for all other Products that were not cancelled shall remain the same as agreed in the Purchase Order for purposes of all remaining obligations of USS.

4.14	Resale of the Products. USS shall be free to resell the Products for such prices and upon such terms and conditions as USS may see fit in its sole discretion in accordance with the terms of this Agreement. BASANITE shall have no control over or any liability in connection with the price at which USS resells the Products, and USS shall hold BASANITE harmless and indemnify and defend BASANITE from and against any liability resulting therefrom.

4.15	Terms of Sale. All sales by BASANITE to USS shall be in accordance with the terms and conditions of this Agreement.

5	Representations

USS and BASANITE, as applicable, make the following representations, warranties, and covenants:

5.1	Warranties and Representations of USS.

(a)	USS has good and sufficient corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by USS and, assuming due authorization, execution, and delivery by USS, constitutes the legal, valid and binding obligation of USS enforceable against USS in accordance with its terms.

(b)	USS is bound by the provisions of this Agreement and shall not circumvent the terms of this Agreement as to the exclusive supplier rights given to BASANITE. Any attempt by USS to circumvent or bypass the activities of BASANITE during the Term shall be construed as a material breach of this Agreement and shall trigger the termination of this Agreement.

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(c)	USS shall make available to BASANITE upon BASANITE’s request any information for BASANITE to be able to perform its obligations under each Purchase Order.

(d)	Neither the entering into nor the delivery of this Agreement nor the completion of the transaction contemplated hereby by USS shall result in the violation of:

(i)	any of the provisions of USS’ charter documents, or

(ii)	any agreement to which USS is a party or by which USS is bound, or

(iii)	any applicable law.

(e)	USS and its personnel shall comply with all applicable statutes, rules and regulations governing all aspects of the services and obligations to be performed under this Agreement.

(f)	USS expressly acknowledges that neither BASANITE nor any of its Related Persons or their Affiliates have made any representations or warranties to it and that no act by USS, including any review of the affairs of BASANITE or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by BASANITE to USS. USS represents to BASANITE that it has, independently and without reliance upon BASANITE, or any of its Affiliates, and based on such documents and information as it has deemed appropriate, made its own appraisal of and conducted investigation into the business, assets, operations, property, financial and other conditions, stockholder bases and prospects of BASANITE and its Subsidiaries and USS made its own decision to enter into this Agreement. USS also represents that it has, independently and without reliance upon BASANITE, or any of its Affiliates, made such investigation as USS deems necessary to inform itself as to the business, assets, operations, property, stockholder base, financial and other conditions and prospects of BASANITE and its Subsidiaries.

(g)	USS shall require all controversies relating to the Products between USS and the USS Customers to be resolved in accordance with the laws of the State of Florida in the United States of America. USS shall enter into written contracts with the USS Customers for the sale of Products which shall have a dispute resolution provision requiring all controversies between USS and the USS Customers relating to the Products to be resolved in accordance with the laws of the State of Florida in the United States of America.

(h)	Other than the foregoing representations and warranties, USS makes no warranties hereunder or any results to be achieved, and hereby expressly disclaims the existence of any such representations or warranties. USS shall have no liability for any indirect, incidental or consequential damages suffered by BASANITE as a result of any failure on the part of USS in the performance of its duties hereunder.

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5.2	Warranties and Representations of BASANITE.

(a)	BASANITE has good and sufficient corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by BASANITE and, assuming due authorization, execution and delivery by BASANITE, constitutes the legal, valid and binding obligation of BASANITE enforceable against BASANITE in accordance with its terms.

(b)	Neither the entering into nor the delivery of this Agreement nor the completion of the transaction contemplated hereby by BASANITE shall result in the violation of:

(i)	any of the provisions of BASANITE’s charter documents, or

(ii)	any agreement to which BASANITE is a party or by which BASANITE is bound, or

(iii)	any applicable law.

(c)	BASANITE and its personnel shall comply with all applicable statutes, rules and regulations governing all aspects of the services and obligations to be performed under this Agreement.

5.3	Neither Party is subject to any pending or threatened litigation or governmental action that could interfere with its performance of this Agreement.

5.4	The terms of this Agreement are the binding legal obligation of each Party and are enforceable in accordance with applicable laws.

6	Product Warranty

6.1	Product Warranty. BASANITE warrants that at the time of manufacture, the Products will conform, in all material respects, to the Specifications as agreed to in the Build Schedule. This warranty shall remain in effect for a period of * * * from the date any Product is initially delivered to USS or * * * from the date any Product is initially delivered to USS Customer, whichever is earlier in time ("Warranty Period"). This warranty is extended to and may only be enforced by USS and/or USS Customer. Such designation shall be made by USS or USS Customer in writing in the Build Schedule.

6.2	Replacement of Defective Product. In accordance with BASANITE’s standard return material authorization process and procedure ("RMA"), BASANITE will issue a credit for or replace any Product that contains a defect caused by a breach of the warranty set forth in this Section, provided that the Product is received within * * * following the end of any applicable Warranty Period ("RMA Product").

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6.3	Returned Material Authorization.

(a)	If USS desires to return a Product based on a claim of breach of the warranty set forth in this Section, USS shall request an RMA number from BASANITE. USS shall then consign a representative sample of the alleged defective Product, F.O.B. BASANITE’s Manufacturing Plant as determined by BASANITE, and specify the BASANITE assigned RMA number. BASANITE will analyze any such RMA Product and, if a breach of warranty is found ("Defect"), then BASANITE will issue a credit or replace the RMA Product within* * * of receipt by BASANITE of the RMA Product and all required associated documentation. BASANITE shall solely determine if a Product has Defect(s).

(b)	In the event a Defect is found, BASANITE will reimburse USS for the reasonable cost of transporting the RMA Product to BASANITE’s designated repair facility or Manufacturing Plant as determined by BASANITE and BASANITE will deliver the replacement RMA Product at no additional charge.

6.4	Limitation of Warranty. THE REMEDY SET FORTH IN THIS SECTION SHALL CONSTITUTE USS’ SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTY MADE BY BASANITE HEREIN. THE WARRANTY SET FORTH IN THIS SECTION IS IN LIEU OF, AND BASANITE EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING COMPLIANCE WITH MATERIALS DECLARATION REQUIREMENTS, ANY COMPONENT WARRANTY, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY BASANITE, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER. BASANITE’S WARRANTY SHALL NOT APPLY TO ANY PRODUCT BASANITE DETERMINES TO HAVE BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS AS AGREED UPON IN BUILD SCHEDULES THAT WERE ACCEPTED BY BASANITE, OR TO HAVE BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES. THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING PROCEDURE OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR APPROVED BY USS. PARTIES AGREE THAT THIS SECTION 6.4 IS EFFECTIVE AND conspicuous as required UNDER the Uniform Commercial Code, Chapters 671 AND 672, AND SECTION 671.201(10) of the Florida Statutes, AS AMENDED.
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6.5	Limitation of Damages. EXCEPT WITH REGARD TO ANY INDEMNITIES SET FORTH HEREIN, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES, LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY'S LIABILITY FOR DEATH OR PERSONAL INJURY OR MONETARY DAMAGES RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, PARTIES AGREE THAT ANY DEATH OR PERSONAL INJURY OR MONETARY DAMAGES RESULTING FROM THE PRODUCTS THAT WERE MANUFACTURED OR SUPPLIED OR PURCHASED AS PER THE ACCEPTED BUILD SCHEDULES SHALL NOT BE DEEMED AS A LIABILITY OF ANY PARTY UNLESS SUCH PARTY IS DETERMINED TO BE NEGLIGENT BY A TRIBUNAL IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. PARTIES AGREE THAT THIS SECTION 6.5 IS EFFECTIVE AND conspicuous as required UNDER the Uniform Commercial Code, Chapters 671 AND 672, AND SECTION 671.201(10) of the Florida Statutes, AS AMENDED.

7	Responsibilities of USS

7.1	General Responsibilities of USS. USS agrees that it will diligently perform the services and obligations detailed in this Agreement. The operations of USS are under its sole and exclusive control, including without limitation supervision of, and liability for expenses incurred with respect to, employees and any of its sub-agents and independent contractors. USS will use its best reasonable efforts to promote and distribute the Products in the Territory and to Permitted Customers.

7.2	Parties agree that the obligation of USS to purchase the Products does not restrict the ability of BASANITE in any way to manufacture and sell its Products to any other Persons and/or through manufacturing done in any quantities.

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8	Responsibilities of BASANITE

8.1	General Responsibilities of BASANITE. BASANITE shall supply the Products as agreed in the Purchase Orders to USS and shall provide upon a written request of USS the engineering conversion calculation in writing for the Products for using steel reinforcement to BasaFlexTM reinforcement in accordance with the principles and practices of engineering through a review of a Florida licensed professional engineer (“Conversion Calculation”). Such Conversion Calculation shall be signed by a Florida licensed professional engineer. BASANITE shall remain responsible for fees and costs relating to the Conversion Calculation and certification that is done by a Florida licensed professional engineer. Any additional costs and fees for reviews and approvals from any other engineers licensed in any other states shall remain the responsibility of USS. BASANITE will undertake Commercially Reasonable Efforts to provide sufficient supply of the Products in accordance with the Purchase Orders that are accepted by both Parties. Notwithstanding any other provision of this Agreement, BASANITE may sell the Products to any Person without any restrictions whatsoever.

8.2	In addition to any other responsibilities stated in this Agreement, BASANITE will:

(a)	Provide at USS’ reasonable written request and without charge, training with regard to any characteristics of the Products that USS deems reasonably necessary for USS and its employees and agents to fulfill the purposes of USS’ obligations under this Agreement;

(b)	Provide to USS without any additional charge promotional literature, brochures, and commercial and technical information regarding the Products as determined by BASANITE; and

(c)	Provide sales support and technical training to USS and its employees and agents as deemed reasonably appropriate by BASANITE

8.3	USS agrees that regardless of any responsibilities of BASANITE, USS shall remain fully responsible for the actions of its own employees, sub-agents, and independent contractors or other Persons that are engaged by USS to perform any obligations for USS or on its behalf under this Agreement and who receive any training or materials from BASANITE.

9	Intellectual Property

9.1	Protection of Intellectual Property.

(a)	For the purposes of this Section and this Agreement, "Intellectual Property Rights" of each Party include all or any of the following:

(i)	trademarks, and applications for the grant of any trademarks;

(ii)	trade names used in any form and whether in English or any other translated form;
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(iii)	patents, and applications for the grant of any patents;

(iv)	copyright;

(v)	designs, whether or not registered; and

(vi)	know-how, being technical and other information or experience or trade secrets devised, developed or acquired by each Party.

(b)	Parties agree and acknowledge that they shall throughout the Term:

(i)	not cause anything which may damage or endanger the Intellectual Property of the other Party or assist others to do so;

(ii)	notify any suspected infringement of the Intellectual Property of the other Party;

(iii)	take such reasonable action in relation to such infringement as requested by the other Party;

(iv)	on the termination of this Agreement, immediately cease to use the Intellectual Property of the other Party; and

(v)	not use the Intellectual Property of the other Party other than as permitted by this Agreement.

(c)	Each Party acknowledges and agrees that each Party shall retain title and all ownership rights to its Intellectual Property Rights, and this Agreement shall not be construed in any manner as transferring any rights of ownership in such Intellectual Property Rights to USS from BASANITE and to BASANITE from USS.

(d)	All discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, patents, trademarks, know-how or other intellectual property rights that are developed by BASANITE while rendering the Manufacturing Services under this Agreement and all improvements, modifications or enhancements to the Products that are made by BASANITE shall be deemed as intellectual property owned solely by BASANITE (“BASANITE Manufacturing Intellectual Property”). Further, the rights of BASANITE in the BASANITE Manufacturing Intellectual Property shall not change regardless of the language provided on the labels for the Products or any language that is directly provided on Products. It is agreed that USS’ Intellectual Property shall not be included in any manner within the BASANITE Manufacturing Intellectual Property. It is also agreed that USS Intellectual Property shall not include BASANITE Manufacturing Intellectual Property and BASANITE Existing Intellectual Property.

(e)	Notwithstanding any other provision of this Agreement, all Product labeling for BASANITE Products that are manufactured by BASANITE may include language as determined by BASANITE providing that BASANITE built or manufactured such Products or such other language as determined by BASANITE or as required by law.

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(f)	USS shall not dispute or contest for any reason whatsoever, directly or indirectly, during the Term of this Agreement and thereafter, the validity, ownership, or enforceability of any of the trademarks and Intellectual Property Rights of BASANITE, nor directly or indirectly attempt to acquire or damage the value of the goodwill associated with any of the trademarks and Intellectual Property Rights of BASANITE, nor counsel, procure or assist any Person to do any of the foregoing. USS will not institute any proceedings with respect to the trademarks and Intellectual Property Rights of BASANITE either in USS’ own name or on behalf of BASANITE without express written permission of BASANITE. USS shall assign to BASANITE, without charge, any rights in the trademarks of BASANITE that may inure to the benefit of USS pursuant to this Agreement or otherwise. USS shall execute any documents or do any acts that may be required to accomplish the intent of this Section.

9.2	Limited License to Use Marks and Corporate Name. Subject to the terms and conditions of this Agreement, BASANITE grants to USS a perpetual, royalty-free limited license, to its trademarks, tradenames and service marks in the Territory and to be used for transactions with USS customers during the Term solely in connection with marketing effort or publicity relating to the Products or sale of Products to give express recognition to BASANITE for its role in Manufacturing Services as permitted herein. Prior to the use of any trademarks, tradenames and service marks owned by BASANITE or the corporate name of BASANITE in any promotional or marketing activities or campaigns as permitted herein, USS shall communicate with BASANITE in writing and obtain necessary written permissions and approvals from BASANITE, which may be obtained through emails. It is further agreed that unless permitted in writing by BASANITE, USS, its Affiliates, and Related Persons shall not use trademarks, tradenames and service marks owned by BASANITE or the corporate/company name of BASANITE and its Affiliates for any purpose that is not permitted in this Agreement.

9.3	Non-Disclosure of Confidential Information. Except as provided herein, Parties recognize and acknowledge that confidential information may exist from time to time, with respect to their business concerning the business, business practices, method of sales, manufacturing of Products, Manufacturing Services, Products, BASANITE Existing Intellectual Property, BASANITE Manufacturing Intellectual Property, training, assets, accounts or finances of the other Party's business or any of the secrets, dealings, transactions or affairs of the other Party, including, but not limited to, trade secrets, costs, pricing practices, customer lists, financial data, employee information or information as to the organization structure as identified in this Section (“Confidential Information”). Accordingly, except as provided herein, Parties shall not, during or after the Term of this Agreement, disclose to any Person any Confidential Information relating to the business of the other Party. Further, Parties shall not, without prior written consent of each other disclose to any Person, and shall during or after the Term of this Agreement, use its best efforts to prevent the publication or disclosure of any Confidential Information concerning the business, business practices, method of sales, manufacturing of Products, Manufacturing Services, Products, BASANITE Existing Intellectual Property, BASANITE Manufacturing Intellectual Property, training, assets, accounts or finances of the other Party's business or any of the secrets, dealings, transactions or affairs of the other Party, including, but not limited to, trade secrets, costs, pricing practices, customer lists, financial data, employee information or information as to the organization structure or any other Confidential Information, which have or may come to its knowledge during or after the term of this Agreement, or previously or otherwise. Each Party shall use its best efforts to cause its representatives, attorneys, accountants and advisors to whom information is disclosed to comply with the provisions of this Section. At any time, a Party may reasonably request, the other Party shall forthwith surrender to the other Party all documents and copies of documents in their possession relating to the foregoing, including, but not limited to, internal and external business forms, manuals, correspondence, notes, customer lists and computer programs, and no Party shall not make or retain any copy or extract of any of the foregoing of the other Party. Notwithstanding any other provision of this Agreement, Parties understand that disclosure of the copy of this Agreement is permissible and shall not be deemed as Confidential Information.

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10	Duration & Termination

10.1	Effective Date and Duration. This Agreement shall become effective on the date first written above and shall continue in effect for a period of five (5) calendar years from the Effective Date (“Term”), unless terminated earlier pursuant to Section 10 herein. Notwithstanding the foregoing, Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, and 15 herein shall survive the expiration, cancellation or termination of this Agreement.

10.2	Automatic Renewal. Following the initial Term, and subject to USS and BASANITE remaining in compliance with its provisions, this Agreement shall automatically renew upon each anniversary of the Effective Date for an additional Term of one (1) year, unless USS or BASANITE provide a written notice of termination to the other party no later than thirty (30) calendar days prior to the end of the then existing term. All renewal terms shall be referred to as Term for construction of any provision of this Agreement during any renewed term.

10.3	Termination. This Agreement may be terminated as follows:

(a)	Termination for Convenience. This Agreement may be terminated at any time upon the mutual written consent of the Parties prior to the end of the Term.

(b)	Termination for Cause. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least * * * prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such * * *, no termination will occur, and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

(c)	Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement by written notice to the other Party, effective immediately upon receipt, upon the happening of any of the following events with respect to a Party:

(i)	The appointment of a receiver or custodian to take possession of any or all of the assets of the other Party, or should the other Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantially all of the other Party's assets, and such attachment, execution or seizure is not discharged within 30 Business Days.

(ii)	The other Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within 30 Business Days of the date of filing.
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(iii)	The liquidation, dissolution or winding up of the other Party whether voluntarily, by operation of law or otherwise.

10.4	Duty to Mitigate Costs. Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of termination, expiration or cancellation.

11	Right of Parties at Termination

11.1	Obligations After Termination. In the event that this Agreement is terminated or expires on its own terms, BASANITE shall continue to fulfill all orders accepted by BASANITE prior to the date of termination, and USS shall remain obligated to compensate BASANITE for the Products and any other agreed fees, costs, or expenses incurred by BASANITE in accordance with the terms of the respective Build Schedules up to and including the Termination Effective Date.

11.2	Survival. Notwithstanding anything to the contrary set forth herein, no termination of this Agreement shall relieve any Party from any obligations hereunder which are outstanding on or relate to matters or claims occurring or arising prior to, the date of such termination or which survive such termination by their own terms or nature. Unless otherwise stated herein, all other rights and obligations of the Parties shall cease upon termination of this Agreement.

12	Indemnifications & Limitation of Liability

12.1	Indemnification. Each Party (“Indemnifying Party”) shall indemnify, hold harmless and defend the other Party (“Indemnified Party”) and its officers, directors, agents, employees, and affiliates, from and against any and all claims, demands, actions, costs, expenses, liabilities, judgments, causes of action, proceedings, suits, losses and damages of any nature, which are threatened or brought against, or are suffered or incurred by, the Indemnified Party or any such person to the extent caused directly by acts or omissions of the Indemnifying Party relating to this Agreement, including without limitation (i) any negligent or tortious conduct, (ii) any breach of any of the representations, warranties, covenants or conditions of the Indemnifying Party contained in this Agreement, (iii) any violation of applicable laws or regulations, (iv) infringement or violation of any patent, copyright, trade secret, or other intellectual property of any third party, and (v) any breach of any express or implied warranties relating to the Products, including implied warranties of merchantability and fitness for a particular purpose.

12.2	Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR PURCHASE OR USE OF THE PRODUCTS.

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12.3	USS Warranty and Indemnification with Respect to the Territory. USS represents and warrants that it has conducted and will conduct, all patent, trademark and copyright searches necessary to evaluate any potential infringement claims with respect to the Product within the Territory. USS agrees to indemnify, defend and hold BASANITE and its employees, Subsidiaries, Affiliates, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys' fees, arising from any recall, replacement or impoundment of any Product and any third party claims asserted against BASANITE and its employees, Subsidiaries, Affiliates, successors and assigns, that are based in part or in whole on any of the following: (a) Specifications as agreed in Build Schedules accepted by BASANITE, USS’ Proprietary Information and Technology, any Product, or any information, technology and processes supplied and/or approved by USS or otherwise required by USS or BASANITE; (b) actual or alleged noncompliance with Materials Declaration Requirements; (c) that any item in subsection (a) infringes or violates any patent, copyright or other intellectual property right of another Person, and (d) design or product liability alleging that any item in subsection (a) has caused or will in the future cause damages of any kind. BASANITE may employ counsel, at its own expense to assist BASANITE with respect to any such claims, provided that if such counsel is necessary because of a conflict of interest with USS or its counsel or because USS does not assume control of the defense of a claim for which USS is obligated to indemnify BASANITE hereunder, USS shall bear such expense. USS shall not enter into any settlement that affects BASANITE’s rights or interests without BASANITE’s prior written approval, which shall not be unreasonably withheld. BASANITE will provide such assistance and cooperation as is reasonably requested by USS or its counsel in connection with such indemnified claims. Further, USS shall indemnify and hold harmless BASANITE, its directors and officers against all claims, obligations or liabilities including court costs and attorneys' fees, arising out of USS’ tortious or unauthorized acts, misrepresentations, omissions, failure to perform its obligations hereunder, or any acts not expressly authorized in writing, related to or beyond the scope of this Agreement.

13	Force Majeure

13.1	Force Majeure. Neither Party shall be responsible or liable for delays in the performance of its obligations hereunder, when caused by, related to, or arising out of acts of God, epidemic, pandemics, sinkholes, subsidence, strikes, lockouts, or other labor disputes, embargoes, earthquakes, accidents, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of such Party (hereinafter collectively referred to as “Force Majeure Events” or separately as “Force Majeure Event”).
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14	Publicity

14.1	Publicity and Media. Except as stated herein, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any Person any of the terms of this Agreement without first conferring with the other Party. USS may disclose the corporate name of BASANITE or any other name BASANITE uses in each marketing effort or publicity relating to the Products or sale of Products giving express recognition to BASANITE and its role in Manufacturing Services.

14.2	Prior to use of any name of BASANITE or its corporate name in any promotional or marketing activities or campaigns, USS shall communicate with BASANITE in writing and obtain necessary permissions and approvals, which may be obtained through emails. Notwithstanding any other provision of this Agreement, each Party may furnish any information to any governmental or regulatory authority, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority that it is by law, regulation, rule or other legal process obligated to disclose.

14.3	As a direct consequence of entering into this Agreement, BASANITE is required to issue a SEC Form 8-K within four (4) Business Days of the Effective Date, which shall be a publicly available document. BASANITE will issue a simultaneous press release informing the general public that the Parties have entered into this Agreement and provide such other details as are legally required to inform the public, its customers, other distributors, vendors, investors, and shareholders.

15	General Provisions

15.1	Amendments. This Agreement may be amended only by a writing signed by each of the Parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

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15.2	Entire Agreement and Interpretation of Agreement. This Agreement constitutes the entire understanding of the Parties and supersedes all prior discussions, negotiations, contracts and understandings, whether oral or written, with respect to its subject matter. The Parties agree that this Agreement shall be deemed to have been drafted jointly by the Parties and their counsel such that the terms of this Agreement may not be construed against any Party based upon a claim that the Party or its counsel was responsible for drafting this Agreement, in whole or in part. The Parties hereby acknowledge that they fully understand the terms of this Agreement, have entered into same voluntarily, or have had the advice of counsel in so doing. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement. All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America. Each Build Schedule shall provide terms on the Products for Manufacturing Services for each order of Products and shall become part of this Agreement. Parties agree that Incentive Warrant entered into between USS and Basanite, Inc. is a separate contract and shall not be construed to be part of this Agreement for any purposes whatsoever. USS shall be responsible to hold BASANITE harmless and indemnify BASANITE with all attorneys’ fees, costs, and damages that are incurred by BASANITE if USS pursues a legal action as to any claim that asserts issues relating to the Strategic Partner Warrant and this Agreement together in one legal action in any tribunal. The intent of the Parties is to keep the issues and controversies relating to this Agreement and Strategic Partner Warrant completely separate for any and all purposes.

15.3	Modification. No change, modification or waiver of this Agreement shall be valid unless it is in writing and signed by all the Parties who are bound by the terms of this Agreement. No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement. The Parties may from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Build Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties. If any terms in the Build Schedule conflict with the terms of this Agreement, then only the terms of this Agreement shall control and govern. Unless agreed to by all the Parties in writing, Build Schedules shall not modify the terms of this Agreement.

15.4	Severability. If any provision of this Agreement is held invalid, unenforceable, or void by a court of competent jurisdiction, this Agreement shall be considered divisible as to such provision, and the remainder of the Agreement shall be valid and binding as though such provision were not included in this Agreement.

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15.5	USS acknowledges that it is wholly responsible for compliance with any foreign law, regulation or other standard for any Products that will be shipped outside of the United States and such requirements shall be provided in the Build Schedule. USS shall provide BASANITE with written notice of any such applicable foreign law, regulation or standard before BASANITE provides Manufacturing Services for Products to be shipped internationally. BASANITE has the sole right to either accept compliance with any such applicable foreign law, regulation or standard or to reject any such production requests.

15.6	Notwithstanding any other provision of this Agreement, if any claim is asserted by any Person against BASANITE resulting from any solicitation or sale of the Products within the Territory and/or in compliance with this Agreement due to any misrepresentation, omission, fault, negligence, or intentional conduct of USS, then USS shall hold BASANITE harmless and indemnify BASANITE for any damages and attorneys’ fees and costs BASANITE has to incur to resolve or defend its position in any controversy outside the United States or within the United States.

15.7	Any sales of Products that are manufactured in accordance with the terms of this Agreement by USS to any Person shall be governed by the laws of the State of Florida and except as stated herein, the venue for all controversies between USS and such Persons must remain within the State of Florida, County of Broward.

15.8	USS shall take any and all necessary actions to assure that all contracts that are entered into between USS and any Person to whom it sells Products manufactured in accordance with the terms of this Agreement are made in writing that such contracts comply with the mandatory governing law and the venue provisions as required by this Section. This Agreement does not provide or create any third-party beneficiary rights or any other rights of any kind in any Person with whom USS enters into any contract for the sale of Products manufactured under this Agreement.

15.9	Benefits; Binding Effects; Assignment. This Agreement shall inure to the benefit of and be binding upon Parties, their successors and assigns, including, without limitation, any person, partnership or corporation which may acquire all or substantially all of the assets in business of a Party, or with or into which a Party may be consolidated, merged or otherwise reorganized, and this provision shall apply in the event of any subsequent merger, consolidation, reorganization, or transfer. Parties may freely transfer or assign this Agreement or any of the rights granted hereunder as long as they notify the other Party in writing of such transfer or assignment.

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15.10	Insurance. Each Party will keep its business and properties insured at all times against such risks for which insurance is usually maintained by reasonably prudent Persons engaged in a similar business (including insurance for hazards and insurance against liability on account of damage to Persons or property and insurance under all applicable workers' compensation laws). The insurance maintained shall be in such monies and with such limits and deductibles usually carried by Persons engaged in the same or a similar business. In support of its indemnification obligations, each Party shall name the other as an additional insured on its General Liability, Automobile and Worker's Compensation insurance policies and agrees that such insurance shall respond as primary and noncontributory with any insurance held by each Party. Certificates of Insurance shall be provided by each Party to the other Party within 30 Business Days of the Effective Date and annually thereafter on the anniversary date of this Agreement.

15.11	Non-Impairment of Goodwill. During and after the Term of this Agreement, neither Party shall disparage, in any manner or respect, the other Party or the financial soundness and responsibility, personnel or practices of the other Party’s business.

15.12	Non-Solicitation. Both Parties acknowledge and recognize the highly competitive nature of their businesses and agree that during the Term of the Agreement between the Parties and for 1 year thereafter, neither Party shall directly or indirectly hire or solicit, induce or influence, or attempt to induce or influence, or assist in the hiring or solicitation of any Person who, at any time during the 6 month period prior to such hiring or solicitation was an employee of the other Party, or otherwise entice or encourage any such Person either to leave the other Party’s employment or to provide services to any competitor of either Party. Neither Party is prohibited from (a) soliciting by means of a general advertisement or (b) engaging any recruiting firm or similar organization to identify or solicit individuals for employment (and soliciting any Person identified by any such recruiting firm or organization) so long as such hiring Party does not identify the individuals to be solicited by such recruiting firm or organization and that the ultimate hiring or contracting of such an individual does not pose a conflict of interest or otherwise violate any contractual obligations between the Parties.

15.13	Other Activities. Parties may engage in other activities for compensation during the Term of this Agreement so long as those activities do not conflict with the responsibilities or limitations agreed to by Parties herein.

15.14	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15.15	Governing Law. This Agreement shall be governed by the laws of the State of Florida (without regard to the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

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15.16	Venue, Jurisdiction, Fees, and Costs. Should a lawsuit be necessary to enforce this Agreement, the Parties agree that jurisdiction and venue shall lie solely in Broward County, Florida, United States of America. In the event of any litigation or arbitration relating to the subject matter of this Agreement, the prevailing Party shall be entitled to receive from the non-prevailing Party, its reasonable attorneys’ fees (including Trial and Appellate attorney's fees) and costs.

15.17	No-Waivers. The written waiver by any Party of any other Party's breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, and the written waiver by any Party to exercise any right or remedy shall not operate nor be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. All waivers under this Agreement must be in writing and signed by the Parties hereto.

15.18	Disputes, Pre-Mediation Settlement Conference, Mediation, and Arbitration. Any disputes between the Parties hereto, whether arising under this Agreement or otherwise, which the Parties cannot resolve between themselves using good faith shall be resolved in person at the offices of either Party or at the office of their counselor at the office of a mediator or an arbitrator or through the use of remote technology such as phone or video conferencing as follows:

(a)	The Parties shall use good faith efforts to resolve disputes among themselves without using a neutral third party or a mediator within * * * of notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each Party and each Party may engage counsel to assist in such settlement efforts prior to mediating such dispute with a mediator.

(b)	If the Parties are unable to resolve the dispute among themselves, it shall be referred to a court certified mediator, and any mediation shall be held in Broward County or at the offices of JAMS in Miami-Dade County. The Parties shall share equally in the cost of said mediation and mutually attempt to select a mediator from JAMS. In the event that the Parties are unable to agree upon a mediator from the list of mediators at JAMS within 15 Business Days of the date on which either Party requests mediation of a matter, the mediator shall be appointed by JAMS.

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(c)	In the event that said dispute is not resolved in mediation, the Parties shall submit the dispute to a neutral arbitrator at JAMS. The arbitration shall be held in Broward County at office of BASANITE or at the offices of JAMS in Miami-Dade County. The prevailing Party shall recover all fees and costs of said arbitration. In the event that the Parties are unable to agree upon an arbitrator from the list of arbitrators at JAMS within 15 Business Days of the date on which either Party requests arbitration of a matter, the arbitrator shall be appointed by JAMS. The Parties further agree that full discovery shall be allowed to each Party to the arbitration and a written award shall be entered forthwith. Any and all types of relief that would otherwise be available in Court shall be available to both Parties in the arbitration. The decision of the arbitrator shall be final and binding. Arbitration shall be the exclusive legal remedy of the Parties. Judgment upon the award may be entered in any court of competent jurisdiction pursuant to Florida Statutes.

(d)	If either Party refuses to comply with a ruling or decision of the arbitrator and a lawsuit is brought to enforce said ruling or decision, it is agreed that the Party not complying with the ruling or decision of the arbitrator shall pay the court costs and reasonable attorney's fees (including Trial and Appellate attorney's fees) incurred in enforcing the ruling or decision of the arbitrator.

(e)	Any rights of injunctive relief shall be in addition to and not in derogation or limitation of any other legal rights

15.19	Assignment. Neither Party shall assign, pledge or otherwise transfer any of its rights, interest, or obligations hereunder, whether by operation of law or otherwise, without the prior express written consent of the other Party.

15.20	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDINGOR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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15.21	Facsimile or Electronic Copy. A facsimile or electronic copy of this Agreement and any signatures affixed hereto shall be considered for all purposes as originals. Delivery of this Agreement may be effectuated by electronic communication (including by PDF sent by electronic mail, facsimile or similar means of electronic communication). Signatures delivered by electronic communication shall have the same legal effect as manual signatures. Each Party will make commercially reasonable efforts to provide an original signature, but failure to do so will not affect the validity of a party’s electronic signature. Pursuant to the Electronic Signatures in Global and National Commerce Act (ESIGN) the Parties hereby expressly agree to the other’s election to use electronic signature software operated by DocuSign for execution of this Agreement. The electronic signature generated by this software shall have the same legal effect as a handwritten signature and shall be considered legally admissible evidence of the parties’ intention to be legally bound by this Agreement. The Parties declare that they have received all information required to be fully aware of the electronic signature process and each Party hereby waives any claim, which it may have against the other Party as a result of the use of such electronic signature software.

15.22	Cumulative Remedies. The rights and remedies of the Parties hereunder are cumulative and not exclusive of any rights or remedies which the Parties would otherwise have. No single or partial exercise of any such right or remedy by a Party, and no discontinuance of steps to enforce any such right or remedy, shall preclude any further exercise thereof or of any other right or remedy of such Party.

15.23	Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

15.24	Schedules. The Schedules attached hereto are an integral part hereof and all references herein to this Agreement shall include such documents as incorporated in this Agreement. Schedules 1-A and 1-B are incorporated herein by reference and made part of this Agreement including any amendments to such Schedules shall be deemed incorporated in this Agreement, with consent or approval of USS.

15.25	Counterparts. This Agreement may be executed in two or more parts, each of which shall be deemed an original but all of which together shall be one and the same instrument.

15.26	Notices. Any notice, demand or other communication required or permitted by this Agreement must be in writing and shall be deemed to have been given and received:

(a)	if mailed, on the third business day after deposit in the United States mail, certified or registered postage prepaid, return receipt requested, or

(b)	if delivered by overnight delivery service or messenger, when delivered, or
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(c)	if faxed or emailed, twenty-four hours after being dispatched by fax or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses, telegram or telex or email (through last known email address); in every case addressed to the Party to be notified as follows:

If to USS:

U.S. SUPPLIES, INC.

1305 Hill Avenue

West Palm Beach, FL 33407

Attention: Manuel A. Rodriguez, President

mrodriguez@cppb.us

If to BASANITE:

BASANITE INDUSTRIES LLC

2041 NW 15th Avenue

Pompano Beach, FL 33069

Attention: Simon R. Kay, Interim Acting Chief Executive Officer

sk@basaniteindustries.com

Copy to:

Harsh Arora, Esq.

Kelley Kronenberg

10360 West State Road 84

Ft. Lauderdale, FL 33324

harora@kklaw.com

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

U.S. SUPPLIES INC.

By: /s/ Manuel A. Rodriguez

Manuel A. Rodriguez, President

BASANITE INDUSTRIES LLC

By: /s/ Simon R. Kay

Simon R. Kay, Interim Acting Chief Executive Officer

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SCHEDULE 1-A

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SCHEDULE 1-B

price adjustment formula

* * *